Exhibit 10(i)

FORM OF PERFORMANCE BASED PHANTOM UNIT AGREEMENT

THIS PERFORMANCE BASED PHANTOM UNIT AGREEMENT (this “Agreement”) is by and between Magellan GP, LLC (the “Company”) and [PARTICIPANT NAME] (the “Participant”).

1.Grant of Phantom Units. The Company hereby grants to the Participant effective February 9, 2022 (the “Effective Date”), subject to the terms and conditions of the Magellan Midstream Partners Long-Term Incentive Plan, as amended and restated (the “Plan”), and this Agreement, the right to be eligible to receive a grant of [__________] phantom units, with tandem distribution equivalent rights (“DERs”), of Magellan Midstream Partners, L.P. (the “Partnership”). These Units, including the tandem DERs, are referred to in this Agreement as “Phantom Units” during the Restricted Period (as defined in Section 4) and “Units” after the Restricted Period. The number of Units received at the end of the Restricted Period will be determined based on performance criteria, employment status at that time and any other relevant provisions of the Plan and this Agreement. Until the Phantom Units vest and are paid, the Participant shall have no rights as a unitholder of the Partnership with respect to the Phantom Units.

2.Incorporation of Plan. The Plan is incorporated herein by reference, and all capitalized terms used herein, but not defined herein, shall have the meanings set forth in the Plan. The Participant acknowledges receipt of a copy of the Plan and hereby accepts the Phantom Units subject to all the terms and provisions of the Plan and this Agreement.

3.Compensation Committee of the Board - Decisions and Interpretations. The Participant agrees to accept as binding, conclusive and final all decisions and interpretations of the Compensation Committee of the Board (the “Committee”) of the Company with respect to any questions arising under the Plan and this Agreement. Participants shall have no right to petition or request the Committee to review, or bring an appeal to the Committee regarding, any decisions or interpretations of the Committee hereunder.

4.Restricted Period of Phantom Units. The Restricted Period begins on the Effective Date and ends on the first of the following events to occur:

a.December 31, 2024; or

b.Your Termination of Affiliation (excluding any transfer to an Affiliate of the Company) with the Company, voluntarily for Good Reason, or involuntarily (other than due to Cause) within two years following a Change of Control as set forth in the Plan.

5.Payment of Phantom Units and DERs.
a.Eligibility. To be eligible to receive a payout of the Phantom Units at the end of the Restricted Period, the Participant must be employed by the Company or its Affiliates at the end of the Restricted Period, or must have terminated employment during the Restricted Period due to Retirement, death or Disability.

b.Determination of Payout Amount. The final determination of the payout level of the Phantom Units will be based upon the performance metric outlined in Paragraph 7 and additional conditions outlined in Paragraph 8.

c.DERs. At the end of the Restricted Period, the Company will pay to the Participant, or the Participant’s legal representative, the value of the DERs on the gross number of Units awarded to the Participant pursuant to the terms of this Agreement. The value of the DERs shall be the amount of all distributions per Unit that would have been earned and paid during the Restricted Period on the gross number of Units awarded, and no interest shall be paid on such amount. Such payment of the DERs shall be in cash and subject to tax withholding requirements.

d.Timing of Payout. Subject to legal or contractual obligations, the Company will deliver to the Participant, or the Participant’s legal representative, as soon as practicable after the final determination of payout levels by the Committee, a number of Units equal in value to the number of Phantom Units calculated pursuant to Paragraphs 7 and 8, less the number of Units required to cover tax withholding requirements.

6.Termination of Employment Due to Retirement, Death or Disability. In the event a Participant’s employment with the Company or its Affiliates terminates prior to the end of the Restricted Period due to Retirement, death or Disability, the initial target grant of Phantom Units will be prorated based upon the Participant’s months of employment between January 1, 2022 and December 31, 2024. Such prorated amount will continue to be restricted and subject to the terms of this Agreement until the Restricted Period ends as provided in Section 4.a above. All Phantom Units in excess of the prorated amount shall be forfeited.

7.Performance Metric.

Payout Schedule
2024 Distributable Cash Flow (“DCF”) per Unit (excluding commodity-related activity)	Threshold 50% Payout Level	Target 100% Payout Level	Stretch 200% Payout Level
	$X.XX	$X.XX	$X.XX

8.Determination of Payout Level. The number of Units to be paid to the Participant will be determined based on performance relative to the performance metric payout schedule in Paragraph 7. No payout will occur for results below the 50% payout level. The payout for results achieved between each payout level will be interpolated.

9.Other Provisions.

a.The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

b.Except as otherwise provided herein and in the Plan, in the event that the Participant’s employment with the Company or its Affiliates, or its or their successors, terminates prior to the vesting of the Phantom Units granted under this Agreement, such Phantom Units shall be forfeited.

c.By signing this Agreement, the Participant represents and agrees that he or she will keep the terms, amount and fact of this Agreement completely confidential, and that, unless required to do so by law, he or she will not hereafter disclose any information concerning this Agreement to anyone including, but not limited to, any past, present or prospective employee or applicant for employment of the Company or its Affiliates and any past, present or prospective customer of the Company, the Partnership or their Affiliates.

d.Neither the Phantom Units, nor the Participant’s interest in the Phantom Units, may be sold, assigned, transferred, pledged, hedged or otherwise disposed of or encumbered at any time prior to the vesting and payment of such Phantom Units under this Agreement.

e.If the Participant at any time forfeits any or all of the Phantom Units pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in the Phantom Units shall terminate upon forfeiture without payment of consideration.

f.In the event a Participant’s employment with the Company or its Affiliates terminates prior to the end of the Restricted Period due to death, the DERs associated with the pro-rated vesting amount shall be paid to the beneficiary or beneficiaries as designated by the Participant in the electronic system of record. If no designation of beneficiary was made, the DERs payment will default to the Participant’s estate.

g.With respect to the right to receive payment of the Phantom Units under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

10.Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to Magellan GP, LLC, One Williams Center, Mail Drop 32, Tulsa, Oklahoma 74172, Attention: Compensation Department. Notices shall become effective upon their receipt by the Company if delivered in the forgoing manner.

Magellan GP, LLC
By: /s/ Michael N. Mears
Michael N. Mears
President and Chief Executive Officer
Magellan GP, LLC

Dated: February 9, 2022